Exhibit 99.1

BRT REALTY TRUST REPORTS THIRD QUARTER 2015 RESULTS

Great Neck, New York – August 5, 2015 – BRT REALTY TRUST (NYSE:BRT), today announced operating results for the three months ended June 30, 2015.

Jeffrey A. Gould, President and Chief Executive Officer stated: “The operations at our multi-family properties continue to improve, as reflected by the higher rental rates many of these properties are generating. The strength of our multi-family underwriting activities will be further highlighted in the fourth quarter when we will recognize an aggregate gain of $12.0 million from the July 2015 sale of our Marietta, GA and Houston, TX multi-family properties, of which an aggregate of $3.9 million will be allocated to the non-controlling partners. The operations and sales of the Marietta, GA and Houston, TX properties generated levered internal rates of return of 31.7% and 14.8%, respectively, on these investments.”

Operating Results:

Total revenues for the three months ended June 30, 2015 were approximately $21.2 million, an increase of $3.4 million, or 19.1%, from $17.8 million in the corresponding quarter in the prior year. The increase is due to $2.4 million from multi-family properties acquired since April 2014 and $1.2 million primarily from rental increases at many of the multi-family properties acquired before April 2014.

Total expenses for the three months ended June 30, 2015 were $24.7 million, an increase of $2.7 million, or 12.3%, from $22 million in the quarter ended June 30, 2014. Contributing to the change were increases of $1.4 million in real estate operating expenses, $1.2 million in depreciation and amortization and $595,000 of interest expense, due primarily to the multi-family properties acquired since April 2014.

Net loss attributable to common shareholders for the three months ended June 30, 2015 was $2.6 million, or $0.18 per share, compared to net loss of $331,000, or $0.02 per share, for the three months ended June 30, 2014. Contributing to the change is the inclusion in the 2014 period of a $2.6 million adjustment to non-controlling interest. The adjustment reflects the add back of the Newark Joint Venture’s minority partner’s share of interest expense due to a non-recurring deferred interest payment to the Trust by the Newark Joint Venture on debt eliminated in consolidation. Excluding the impact of this adjustment, net loss attributable to common shareholders would have been $2.9 million, or $0.21 per share, in the three months ended June 30, 2014.

Funds from Operations; Adjusted Funds from Operations:

Funds from Operations, or FFO, was $1.3 million, or $0.09 per fully diluted share, in the current quarter, compared to $2.5 million, or $0.18 per diluted share, in the third quarter of 2014. Adjusted Funds from Operations, or AFFO, was $1.7 million, or $0.13 per diluted share, in the current quarter, compared to $3.0 million, or $0.21 per diluted share, in the third quarter of 2014. The decrease in FFO and AFFO is attributable primarily to the inclusion, in the third quarter of 2014, of the $2.6 million adjustment to non-controlling interest. Excluding the effect of such adjustment, FFO and AFFO for the three months ended June 30, 2014 would have been $(130,000), or $(0.07) per share, and $313,000, or $0.02 per share, respectively.

A reconciliation of net income to FFO and AFFO, presented in accordance with GAAP, is provided with the financial information included later in this release.

Balance Sheet:

At June 30, 2015, the Trust had $16.2 million of cash and cash equivalents, assets of $766.5 million, debt of $564.2 million and total BRT shareholders’ equity of $119.0 million.

At July 31, 2015, the Trust has approximately $29.3 million of cash and cash equivalents. As further described in our Quarterly Report on Form 10-Q for the period ended June 30, 2015, the Newark Joint Venture may require additional funds to complete the Teachers Village project.

Subsequent Events:

On July 7, 2015, the Trust sold a 207 unit multi-family property in Marietta, GA, for $17.6 million. The Trust estimates it will record a gain on the sale of approximately $8.0 million, of which $3.1 million will be allocated to the non-controlling partner.

On July 21, 2015, the Trust sold a 798 unit multi-family property in Houston, TX, for $39.9 million, including the purchaser’s assumption of mortgage debt of $24.1 million. The Trust estimates it will record a gain on the sale of approximately $4.0 million, of which $800,000 will be allocated to the non-controlling partner.

On July 27, 2015, the Trust acquired, through a consolidated joint venture in which it has an approximate 61% equity interest, a 618 unit multi-family property in Valley, AL for $44.0 million, including mortgage debt financing of $30 million. The mortgage debt has an annual interest rate of 4.49%, is interest only until maturity and matures in 2025.

Non-GAAP Financial Measures:

In view of BRT’s equity investments in joint ventures which have acquired multi- family properties, it discloses FFO and AFFO because management believes that such metrics are a widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. BRT computes AFFO by deducting from FFO, straight line rent accruals and deferrals, adding back amortization of restricted stock compensation and amortization of costs in connection with financing activities, and adjusting for non-controlling interests.

Management believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of BRT’s cash needs, including principal amortization and capital improvements. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating BRT’s performance, management examines GAAP measures such as net income and cash flows from operating, investing and financing activities. Management also reviews the reconciliation of net income to FFO and AFFO.

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding lending activities and other positive business activities. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Forward looking statements, including our loan origination and property acquisition activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in BRT’s Annual Report on Form 10-K for the year ended September 30, 2014.

About BRT Realty Trust:

BRT is a real estate investment trust that participates as an equity investor in joint ventures which own and operate multi-family properties, owns and operates and develops commercial, mixed use and other real estate assets. Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.BRTRealty.com. Interested parties are encouraged to review the Form 10-Q for the quarter ended June 30, 2015 to be filed with the Securities and Exchange Commission for additional information.

Contact: Investor Relations – (516) 466-3100

BRT REALTY TRUST

60 Cutter Mill Road

Suite 303

Great Neck, New York 11021

Telephone (516) 466-3100

Telecopier (516) 466-3132

www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,		June 30
	2015	2014	2015	2014

Revenues:
Rental and other revenues from real estate	$20,945	$17,449	$60,612	$46,133
Other income	280	319	862	870
Total revenues	21,225	17,768	61,474	47,003

Expenses:
Real estate operating expenses	11,424	10,042	32,147	26,071
Interest expense	6,006	5,411	18,072	15,044
Advisor's fee, related party	612	475	1,801	1,251
Property acquisition costs	—	718	295	2,246
General and administrative expenses	1,654	1,512	5,047	4,682
Depreciation and amortization	5,037	3,801	14,310	10,375
Total expenses	24,733	21,959	71,672	59,669

Total revenues less total expenses	(3,508)	(4,191)	(10,198)	(12,666)

Gain on sale of real estate	—	3	2,777	3

Loss from continuing operations	(3,508)	(4,188)	(7,421)	(12,663)

Discontinued operations:
Income from operations	—	185	—	1,398
Net loss	(3,508)	(4,003)	(7,421)	(11,265)

Plus: net loss attributable to non-controlling interests	930	3,672	1,597	5,609

Net loss attributable to common shareholders	$(2,578)	$(331)	$(5,824)	$(5,656)

Basic and diltued per share amounts attributable to common shareholders:

Loss from continuing operations	(0.18)	(0.03)	(0.41)	(0.49)
Discontinued operations	—	0.01	—	0.09
Basic and diluted (loss) per share	$(0.18)	$(0.02)	$(0.41)	$(0.40)

Funds from operations - Note 1	$1,267	$2,520	$4,735	$2,073
Funds from operations per common share - diluted - Note 2	$0.09	$0.18	$0.33	$0.14

Adjusted funds from operations - Note 1	$1,747	$2,963	$6,267	$3,308
Adjusted funds from operations per common share - diluted -Note 2	$0.13	$0.21	$0.44	$0.23

Weighted average number of common shares outstanding:
Basic and diluted	14,101,056	14,303,237	14,144,236	14,252,902

Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) attributable to common shareholders	$(2,578)	$(331)	$(5,824)	$(5,656)
Add: depreciation of properties	5,033	3,799	14,299	10,365
Add: our share of depreciation in unconsolidated joint ventures	5	5	15	15
Add: amortization of deferred leasing costs	16	16	47	46
Deduct: gain on sale of real estate assets	—	(3)	(2,777)	(3)
Adjustments for non-controlling interests - depreciation of properties	(1,208)	(960)	(2,260)	(2,675)
Adjustments for non-controlling interests - deferred leasing costs	(1)	(6)	(14)	(19)
Adjustments for non-controlling interests - gain on sale of real estate	—	—	1,249	—

Funds from operations attributable to common shareholders	$1,267	$2,520	$4,735	$2,073

Adjust for straight line rents	(117)	(136)	(318)	(404)
Add: amortization of restricted stock compensation	232	206	676	599
Add: amortization of deferred financing costs	514	492	1,723	1,362
Adjustments for non-controlling interests - straight line rents	68	77	186	229
Adjustments for non-controlling interests - deferred financing costs	(217)	(196)	(735)	(551)

Adjusted funds from operations attributable to common shareholders	$1,747	$2,963	$6,267	$3,308

Note 2:
Funds from operations per share is summarized in the following table:
GAAP Net (loss) income attributable to common shareholders	$(0.18)	$(0.02)	$(0.41)	$(0.40)
Add: depreciation of properties	0.36	0.27	1.01	0.73
Add: our share of depreciation in unconsolidated joint ventures	—	—	—	—
Add: amortization of deferred leasing costs	—	—	—	—
Deduct: gain on sale of real estate asset	—	—	(0.20)	—
Adjustments for non-controlling interests - depreciation of properties	(0.09)	(0.07)	(0.16)	(0.19)
Adjustments for non-controlling interests - deferred leasing costs	—	—	—	—
Adjustment for non-controlling interest - gain on sale of real estate	—	—	0.09	—

Funds from operations per common share basic and diluted	0.09	0.18	0.33	0.14

Adjust for straight line rents	(0.01)	(0.01)	(0.02)	(0.03)
Add: amortization of restricted stock compensation	0.02	0.01	0.05	0.04
Add: amortization of deferred financing costs	0.04	0.03	0.12	0.10
Adjustments for non-controlling interests - straight line rents	—	0.01	0.01	0.02
Adjustments for non-controlling interests - deferred financing costs	(0.01)	(0.01)	(0.05)	(0.04)

Adjusted funds from operations per common share basic and diluted	$0.13	$0.21	$0.44	$0.23